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                                                                    EXHIBIT 10.1

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                          (EFFECTIVE JANUARY 1, 1999)

A. INTRODUCTION

    The Deferred Compensation Plan for Directors (the "Plan") will permit non-employee members ("Directors") of the Board of Directors (the "Board") of Mack-Cali Realty Corporation ("Mack-Cali"), on an individual election basis, to defer all or part of the annual retainer compensation they are entitled to as an outside Director of Mack-Cali until such time as service on the Board terminates or a change in control occurs.

B. PURPOSE

    To provide Directors with maximum opportunity and flexibility in the planning of their personal financial resources and to further align Directors' interests with those of shareholders.

C. MANNER OF DEFERRAL OF COMPENSATION

    Initially, current outside Directors must make their deferral election simultaneous with final Board approval of this form of Plan, effective for the 1999 calendar year. Thereafter, at, or prior to the time of election to the Board, and prior to the right to receive any Board compensation for the initial elected term, a Director may elect to defer all or a specified portion of the annual retainer to be paid each year.

    An election to defer will be irrevocable for the duration of each calendar year that the Director serves on the Board of Directors. The Director may modify the deferral election for any future year by written notice to Mack-Cali prior to January 1st of that future year. In the absence of a modification, the same percentage of compensation shall be deferred for the next year.

    The compensation deferred will be credited to the Director's deferred compensation account 25% each quarter on the related dividend record date for that quarter (the "Deferral Date"). Such deferred compensation will be prorated for any Director not serving an entire year.

    Deferral of compensation shall have no effect on any other compensation-related benefits received by a Director or on any fees for attending meetings.

D. INVESTMENT IN UNITS BASED ON MACK-CALI STOCK VALUE

    All compensation deferred pursuant to the Plan shall be accounted for in the manner set forth below until fully paid to the Director.

    The Director's account will be credited with the hypothetical number of stock units ("Units"), calculated to the nearest thousandths of a Unit, determined by dividing the amount of compensation deferred on the Deferral Date by the closing market price of Mack-Cali Common Stock (par value $.01) as reported on the Consolidated Tape of the New York Stock Exchange listed shares for the Deferral Date. The Director's account will also be credited with the number of Units determined by multiplying the number of Units in the Director's account by any cash dividends declared by the Company on its Common Stock and dividing the product by the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on the related dividend record date. Any stock dividends declared by Mack-Cali on its Common Stock shall result in a proportionate increase in Units in the Director's account as if said Director held shares of Common Stock equal to the number of Units in the Director's account.
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E. RECAPITALIZATION

    If, as a result of recapitalization of Mack-Cali (including stock splits), the Company's outstanding shares of Common Stock shall be changed into a greater or smaller number of shares, the number of Units credited to a Director's account shall be appropriately adjusted on the same basis.

F. PAYMENT OF DEFERRED COMPENSATION

    Payment of a Director's deferred compensation account may only be made after either (i) the Director's service on the Board has terminated or (ii) there has been a change in control of Mack-Cali. A change in control will be deemed to have occurred in the event that a change in control occurs under any of the employment agreements applicable to any Executive Vice President, the President or Chief Executive Officer of Mack-Cali. Payment will be made in a single lump sum payment in shares of Common Stock in an amount equal to the number of Units in the Director's account on (or as soon thereafter as practical) termination of service from the Board or a change in control. Notwithstanding anything contained herein to the contrary any Director may elect in their deferral election to continue to defer payment of the deferred compensation in his Director's account until such time as he no longer serves upon either the Advisory Board of Mack-Cali (the "Advisory Board") in the event said Director is, upon termination of service on the Board, appointed to the Advisory Board, or the Board (if reappointed thereto).

G. SURVIVOR PAYOUT

    In the event of a Director's death prior to receiving payment, the value of the Director's account on the date of the Director's death shall be determined and paid to the beneficiary(s) designated by the Director (or, failing such designation, to the Director's estate) in a single lump sum of shares of Common Stock, as soon as practicable after the Director's death.

H. ASSIGNABILITY

    No right to receive payment of deferred compensation shall be transferable or assignable by a participant except by will or laws of descent and distribution.

I. AMENDMENT OF THE PLAN

    This Plan may be amended, suspended or terminated at any time by the Board of Directors of Mack-Cali. However, no amendment, suspension or termination of the Plan may, without the consent of a participant, alter or impair any of the rights previously granted under the Plan.

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